Exhibit 3.3

CERTIFICATE OF FORMATION

OF

RICE MARKETING LLC

This Certificate of Formation, dated October 14, 2014, has been duly executed and is filed pursuant to Sections 18-201 and
18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is “Rice Marketing LLC”.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

EXECUTED as of the date written first above.

By:	/s/ Daniel J. Rice IV
	Name:	Daniel J. Rice IV
	Title:	Authorized Person